Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 333-218374) of Federated Hermes Adviser Series, and to the incorporation by reference of our reports, dated October 25, 2021, on Federated Hermes Conservative Microshort Fund and Federated Hermes Conservative Municipal Microshort Fund (two of the portfolios constituting Federated Hermes Adviser Series) included in the Annual Shareholder Reports for the period ended August 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 25, 2021